EX-99.1

XL Capital Assurance Inc. and Subsidiary
Interim Consolidated Financial Statements
for the Three Month Periods
Ended March 31, 2008 and 2007
(expressed in U.S. dollars)

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)

	(Unaudited)
	As of	As of
	March 31,	December 31,
	2008	2007
ASSETS
Debt securities available for sale, at fair value (amortized cost: 2008 – $451,123; 2007 –
$461,250)	$456,072	$464,143
Cash and cash equivalents	131,508	191,090
Total invested assets	587,580	655,233
Accrued investment income	3,787	5,420
Prepaid reinsurance premiums	685,935	721,396
Premiums receivable	14,778	16,318
Reinsurance balances receivable	4,619	-
Reinsurance balances recoverable on unpaid losses	310,610	339,259
Intangible assets – acquired licenses	11,529	11,529
Derivative assets	1,646,620	1,335,524
Other assets	1,224	1,811
Total assets	$3,266,682	$3,086,490

LIABILITIES AND
SHAREHOLDER’S EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$362,598	$385,460
Deferred premium revenue	742,294	780,199
Derivative liabilities	1,922,735	1,644,937
Deferred ceding commissions, net	69,246	71,415
Reinsurance premiums payable	28,525	62,865
Accounts payable, accrued expenses and other liabilities	23,699	7,763
Payable to affiliates, net	-	29,285
Note payable – affiliate	75,000	75,000
Total liabilities	3,224,097	3,056,924

Shareholder’s Equity
Common shares – (Par value $7,500 per share; 8,000 shares authorized; shares issued and
outstanding: 2008 – 2,000; 2007 – 2,000)	15,000	15,000
Additional paid-in capital	394,173	394,173
Accumulated deficit	(370,048)	(381,712)
Accumulated other comprehensive income	3,460	2,105
Total shareholder’s equity	42,585	29,566
Total liabilities and shareholder’s equity	$3,266,682	$3,086,490

See accompanying Notes to Consolidated Financial Statements

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Revenues
Net premiums earned	$241	$4,071
Net investment income	6,994	5,112
Net realized losses on investments	(1,026)	—
Change in fair value of derivatives
Realized gains and losses and other settlements	(1,875)	1,197
Unrealized gains (losses)	33,299	(449)
Net change in fair value of derivatives	31,424	748
Total revenues	37,633	9,931
Expenses
Net losses and loss adjustment expenses	8,367	(289)
Operating expenses, net	17,602	10,160
Total expenses	25,969	9,871
Income before income tax	11,664	60
Income tax expense	—	441
Net income (loss)	$11,664	$(381)
Comprehensive income:
Net income (loss)	$11,664	$(381)
Currency translation adjustments	36	—
Change in unrealized appreciation of investments, net of deferred tax	1,319	1,293
Other comprehensive income	1,355	1,293
Comprehensive income	$13,019	$912

See accompanying Notes to Consolidated Financial Statements

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
(U.S. dollars in thousands)

	(Unaudited)
	Three Months
	Ended
	March 31,
	2008	2007
Common shares
Balance – beginning of year	$15,000	$15,000
Balance – end of period	15,000	15,000
Additional paid-in capital
Balance – beginning of year	394,173	264,173
Balance – end of period	394,173	264,173
Accumulated deficit
Balance – beginning of year	(381,712)	(25,446)
Net income (loss)	11,664	(381)
Balance – end of period	(370,048)	(25,827)
Accumulated other comprehensive income (loss)
Balance – beginning of year	2,105	(3,222)
Currency translation adjustments	36	—
Net change in unrealized appreciation of investments	1,319	1,293
Balance – end of period	3,460	(1,929)
Total shareholder’s equity	$42,585	$251,417

See accompanying Notes to Consolidated Financial Statements

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Cash flows used in operating activities:
Net income (loss)	$11,664	$(381)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net realized losses on investments	1,026	—
Net realized and unrealized (gains) losses on derivatives	(33,299)	624
Amortization of premium (discount) on bonds	122	(121)
Deferred tax expense	—	297
Decrease in accrued investment income	1,633	604
Decrease (increase) in prepaid reinsurance premiums	35,461	(35,254)
Decrease (increase) in premiums receivable	1,540	(4,174)
Increase in reinsurance balances receivable	(4,619)	—
Decrease in reinsurance balances recoverable on unpaid losses	28,649	1,125
Decrease in unpaid losses and loss adjustment expenses	(22,862)	(2,017)
(Decrease) increase in deferred premium revenue	(37,905)	46,253
(Decrease) increase in deferred ceding commission, net	(2,169)	1,366
(Decrease) increase in reinsurance premiums payable	(34,340)	6,315
Decrease in payable to affiliates, net	(29,285)	(2,305)
Other, net	15,928	(14,293)
Total adjustments	(80,120)	(1,580)
Net cash used in operating activities	(68,456)	(1,961)
Cash flows from investing activities:
Proceeds from sale of debt securities	—	3,789
Purchases of debt securities	—	(5,435)
Net purchases of short-term investments	(3,882)	(28,456)
Proceeds from maturity of debt securities and short term investments	12,855	17,734
Purchases of fixed assets	(99)	—
Net cash provided by (used in) investing activities	8,874	(12,368)
Decrease in cash and cash equivalents	(59,582)	(14,329)
Cash and cash equivalents – beginning of year	191,090	82,691
Cash and cash equivalents – end of period	$131,508	$68,362

Supplemental Cash Flow Disclosure:
Income tax paid (received)	$—	$840

See accompanying Notes to Consolidated Financial Statements

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

1. Organization

     On March 17, 2006, XL Capital Ltd (“XL Capital”) formed Security Capital Assurance Ltd (“SCA”), a Bermuda based holding company, in anticipation of contributing its ownership interests in its financial guarantee insurance and financial guarantee reinsurance operating businesses to SCA and selling an interest therein to the public through an initial public offering of SCA’s common shares (the “IPO”). The contribution of such businesses to SCA occurred on July 1, 2006 and the IPO was consummated on August 4, 2006. The aforementioned operating businesses contributed to SCA by XL Capital consisted of: (i) XL Capital Assurance Inc. (“XLCA”) and its wholly-owned subsidiary, XL Capital Assurance (U.K.) Limited (“XLCA-UK”) (XLCA and XLCA-UK hereafter collectively referred to as the “Company”) and (ii) XL Financial Assurance Ltd. (“XLFA”).

     XLCA is an insurance company domiciled in the State of New York and is licensed to conduct financial guarantee insurance business in 49 of the United States, as well as in the Commonwealth of Puerto Rico, the District of Columbia and the U.S. Virgin Islands. XLCA is licensed to continue to collect premiums and service policies in one additional state. In addition, XLCA through its wholly owned subsidiary, XLCA-UK, which is an insurance company organized under the laws of England, is permitted to conduct business in the United Kingdom, Ireland, Spain, France, Portugal, Italy, The Netherlands, Greece, Norway and Germany.

     The Company is primarily engaged in the business of providing credit enhancement on fixed and variable rate income securities through the issuance of financial guarantee insurance policies, and credit protection on specific referenced credits or on pools of specific referenced credits through guarantees of credit default swap (“CDS”) contracts issued by trusts established to comply with New York State Insurance Law. Financial guarantee insurance provides an unconditional and irrevocable guarantee to the holder of a debt obligation of full and timely payment of principal and interest. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (the latter of which is more common in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. CDS contracts are derivative contracts which offer credit protection relating to a particular security or pools of specified securities. Under the terms of a CDS contract, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced security. CDS contracts typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guarantee insurance. The Company’s underwriting policies limit the Company to providing credit protection only on obligations or referenced securities that it determines would be of investment-grade quality without the benefit of credit enhancement provided by the Company through its issuance of insurance policies and guarantees of CDS contracts.

2. “Recent Developments, Risks and Uncertainties,” “Status of Regulatory Compliance and Other Factors to Consider in Regard to Risk and Uncertainties,” and “Management’s Current Strategic Plan Responding to Recent Developments, Risks and Uncertainties”

Recent Developments, Risks and Uncertainties

     The maintenance of triple-A ratings has been fundamental to the Company’s historical business plan and business activities. However, adverse developments in the credit markets generally and the mortgage market specifically in the second half of 2007, which accelerated in the fourth quarter and continued to deteriorate in the first quarter of 2008, have resulted in material adverse effects on the Company’s business, results of operations, and financial condition. These effects include rating agency downgrades of, and significant provisions of reserves for unpaid losses and loss adjustment expenses on the Company’s insured residential mortgage-backed securities (“RMBS”), as well as the recognition of significant unrealized losses on the Company’s credit derivative guarantees of collateralized debt obligations (“CDOs”) of asset backed securities (“ABS CDOs”) (which included significant impairment relating to anticipated claims) in the fourth quarter of 2007 followed by further incremental provisions for reserves and unrealized losses in the first quarter of 2008 (see Notes 4 and 10). This caused the capital requirements for maintaining the Company’s historic triple-A ratings of each of the three rating agencies to increase materially resulting in all three rating agencies (Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings (“Fitch”) and Standard & Poor’s Ratings Services (“S&P”)) taking the negative rating actions, described below, which have caused the Company to suspend writing substantially all new business resulting in the loss of future incremental earnings and cash flow. As discussed below, although there can be no assurance that the Company will be able to recommence writing new business in the near term or at all, the Company believes its liquidity resources are sufficient to fund its obligations and its statutory capital is sufficient to comply with its regulatory solvency requirements for at least the next twelve months.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

  On February 25, 2008, S&P downgraded the insurance financial strength (“IFS”), financial enhancement and issuer credit ratings of XLCA, XLCA-UK and XLFA to “A-” from “AAA” and each remains on CreditWatch with negative implications.

  On March 4, 2008, Moody’s placed the “A3” IFS ratings of XLCA, XLCA-UK and XLFA on review for possible downgrade. Previously, on February 7, 2008, among other actions, Moody’s downgraded the IFS ratings of XLCA, XLCA- UK, and XLFA to “A3” (Negative Outlook) from “Aaa.”

  On March 26, 2008, Fitch downgraded the IFS rating of XLCA, XLCA-UK and XLFA to “BB” (Rating Outlook Negative) from “A” (Rating Watch Negative). Previously, on January 23, 2008, Fitch downgraded the IFS ratings of XLCA, XLCA- UK, and XLFA to “A” (Rating Watch Negative) from “AAA.”

     In addition, the Company’s results of operations and financial condition are subject to significant uncertainties, including the following:

  The Company continues to be materially exposed to risks associated with any continuing deterioration in the credit market sectors discussed above, as well as the spread of such deterioration to other sectors of the economy to which the Company has material business exposure. The extent and duration of any continued deterioration of the credit markets is unknown, as is the effect, if any, on potential claim payments and the ultimate amount of losses the Company may incur on obligations it has guaranteed. As a result of the current level of the Company’s regulatory capital and the uncertainty associated with any future adverse loss development, there is a risk that should additional material adverse development of the Company’s loss reserves occur it could cause the Company to be out of compliance with minimum regulatory solvency requirements which could, in turn, cause the regulators of the Company to intervene in its operations. For example, under certain circumstances, such as regulatory insolvency of the Company, a regulator could, among other things, rehabilitate or liquidate the Company or limit the business the Company can write.

  Establishment of case basis reserves for unpaid losses and loss adjustment expenses on the Company’s in-force insurance business and assessing the amount of anticipated claims and recoveries on the Company’s in-force credit derivatives requires the use and exercise of significant judgment by management, including estimates regarding the likelihood of occurrence and amount of a loss on a guaranteed obligation. Actual experience may differ from estimates and such difference may be material, due to the fact that the ultimate dispositions of claims are subject to the outcome of events that have not yet occurred and, in certain cases, will occur over many years in the future. Examples of these events include changes in the level of interest rates, credit deterioration of guaranteed obligations, and changes in the value of specific assets supporting guaranteed obligations. Both qualitative and quantitative factors are used in making such estimates. In determining reserves for unpaid losses and loss adjustment expenses or anticipated claims and recoveries on credit derivatives, management considers all factors in the aggregate, and does not attribute the reserve provisions or anticipated claims and recoveries or any portion thereof to any specific factor. Any estimate of future costs is subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and claims will vary, perhaps materially, from any estimate.

  Under XLFA’s excess of loss reinsurance agreement with XL Insurance (Bermuda) Ltd (“XLI”), an indirect wholly owned subsidiary of XL Capital, on March 17, 2008, XLFA retroceded to XLI $44.9 million of claims, which were ceded to it by XLCA. Such claims resulted from payment defaults on certain of XLCA’s insured obligations which are supported by home equity line of credit (“HELOC”) and closed-end second (“CES”) mortgage loan collateral (see Note 10). To date, XLI has not paid XLFA all, or any portion, of such ceded paid claims as required by the agreement. In addition to the amount of ceded paid claims under the excess of loss agreement, at March 31, 2008 XLFA had recorded (i) $104.6 million of reinsurance recoverable under the agreement in connection with its reserves for unpaid losses and loss adjustment expenses, and (ii) $97.7 million of recoveries of anticipated claims on its credit derivatives. XLI’s non-payment to XLFA for paid claims ceded to the reinsurance agreement to date or in the future could have a material adverse effect on XLFA’s liquidity, results of operations and financial condition, which could adversely affect the Company’s liquidity, results of operations and financial condition.

Status of Regulatory Compliance and Other Factors to Consider in Regard to Risk and Uncertainties

  As of March 31, 2008, the Company was in compliance, in all material respects, with regulatory requirements it is subject to in all jurisdictions in which it operates.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

  In early 2008 the Company entered into a reinsurance agreement with XLFA, which is intended to mitigate the adverse effects on the Company’s equity, as determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), from the change in fair value of the Company’s CDS contracts (see Note 4). In addition, in late 2007 the Company put in place reinsurance agreements, which were intended to mitigate the adverse effects on the Company’s statutory solvency of future loss development.

  Based on its current statutory projections, management believes that the Company could incur adverse case basis loss reserve development subsequent to March 31, 2008 up to approximately 80.0% of its established case basis reserves at March 31, 2008, after giving effect to reinsurance, and still maintain compliance with its regulatory solvency requirements. Actual experience may differ from estimates and such differences may be material.

     The Company believes its liquidity resources are sufficient to fund its obligations and its statutory capital is sufficient to comply with its regulatory solvency requirements for at least the next twelve months.

Management’s Current Strategic Plan Responding to Recent Developments, Risks and Uncertainties

     In response to the recent developments and the risks and uncertainties noted above, the Company continues to explore strategic options with its advisors, regulators, potential investors and counterparties to preserve and potentially enhance its capital resources, address the rating agencies requirements, and eventually restore the Company’s ratings to a level sufficient to permit it to recommence writing new business, which the Company believes to be the equivalent of a “AA” rating by S&P. However, management cannot provide any assurance that the Company can successfully address the rating agencies’ requirements or when, and if, the Company will be able to recommence writing new business. The Company has developed a strategic plan focused on: (i) mitigating the risk of non-compliance with regulatory solvency requirements and risk limits, (ii) maintaining or enhancing the Company’s liquidity, (iii) increasing the amount of capital available to support its ratings, and (iv) mitigating uncertainty in regard to adverse loss reserve development. The primary elements of the Company’s strategic plan include:

  suspending the writing of substantially all new business; as the Company’s in-force business runs-off or matures, capital that currently supports such business and, accordingly, is not otherwise currently available to be used by the Company, should become available and enhance the Company’s ability to comply with regulatory risk limits and rating agency capital requirements absent deterioration or other changes in the Company’s insured portfolio. However, we do not believe that this action by itself will generate capital in the near term which would be sufficient to qualify for the equivalent of a “AA” rating by S&P;

  pursuing commutation, restructuring or settlement of the Company’s guarantees, particularly with the Company’s CDO counterparties, in order to mitigate uncertainty in regard to adverse development of reserves for unpaid losses and anticipated claims and generate available capital;

  entering into new ceded reinsurance agreements to reduce the capital that the Company is required to maintain in support of its ratings by rating agencies;

  exploring with XL Capital the commutation or settlement of obligations and contingent obligations due to the Company for fair value, including the XLI guarantee of XLFA’s pre-IPO obligations to XLCA under a reinsurance agreement;

  continuing to realign the Company’s cost structure to reflect current business conditions (see Note 12 (c));

  working with SCA to seek to raise new capital from third parties under more favorable market conditions than exist at the present time; and

  continuing to investigate longer term strategic alternatives, including the restructuring of the Company’s business to facilitate the creation or raising of new capital.

     The Company continues to pursue the execution of this plan. To date our progress on this plan is as follows: the Company has formed a bank group to discuss commutation, restructuring or settlement of the Company’s guarantees; the Company has undertaken discussions with XL Capital for commutation or settlement of obligations and contingent obligations due to the Company; the Company has reduced staff by approximately 60 positions (see Note 12 (c)); and the Company continues to have discussions with third party investors.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

     There can be no assurance that the Company’s strategic plan will not evolve or change over time, will be successfully implemented in whole or in part or when and if it will address the requirements of the rating agencies. In addition, there can be no assurance that the Company will be able to recommence writing new business in the near term or at all. If the Company is unable to successfully execute its strategic plan, it will have a material adverse effect on its financial condition and results of operations.

3. Basis of Presentation and Consolidation

     The unaudited interim consolidated financial statements of the Company have been prepared in conformity with GAAP and, in the opinion of management, reflect all adjustments, consisting of normally recurring adjustments, necessary for a fair presentation of the Company’s consolidated financial condition, results of operations and cash flows for the periods presented, including the elimination of all intercompany accounts and transactions.

     Interim consolidated financial statements do not include all of the information and footnotes required by GAAP for annual financial statements. In addition, the year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. In addition, the results of operations for the interim period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. These interim consolidated financial statements of the Company should be read in conjunction with the annual audited consolidated financial statements of the Company as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005, filed on Form 8-K with the Securities and Exchange Commission (“SEC”) on March 26, 2008.

     In December 2006, the SEC contacted the Association of Financial Guaranty Insurers (“AFGI”), of which the Company is a member, and instructed the members thereof to recommend a uniform approach for presenting credit derivatives issued by financial guarantee insurance companies in their financial statements. The recommendation of AFGI was developed in consultation with the staff of the Office of the Chief Accountant and the Division of Corporate Finance of the SEC and has been adopted by the Company effective January 1, 2008 in accordance with the transition AFGI discussed with the SEC. The new presentation does not change the Company’s reported net income or shareholder’s equity, although it does change the presentation of revenues, expenses, assets and liabilities.

     As a result of the Company’s adoption of this revised presentation, changes in fair value of the Company’s credit derivatives are recorded in the line item of the accompanying consolidated statement of operations entitled “Net change in fair value of credit derivatives” which is required to be classified in the revenue section of the statement of operations. This line item consists of two components, which are also separately presented in the statement of operations: (1) “Realized gains (losses) and other settlements” and (2) “Unrealized gains and losses”. The “Realized gains (losses) and other settlements” component includes (i) net premiums received and receivable on issued credit derivatives, (ii) net premiums paid and payable on purchased credit derivatives, (iii) losses paid and payable to credit derivative counterparties due to the occurrence of a credit event and, (iv) losses recovered and recoverable on purchased credit derivatives due to the occurrence of a credit event. The “Unrealized gains and losses” component includes anticipated claims payable and anticipated recoveries, as well as all other changes in fair value.

     Prior to the adoption of this revised presentation the Company reported (i) premiums received or receivable from the issuance of credit derivative contracts in line item captions in the consolidated statement of operations entitled “Gross premiums written,” “Ceded premiums,” “Net premiums written” and “Net premiums earned,” as appropriate, (ii) losses from actual and expected payments to counterparties under such contracts in the line item caption in the consolidated statement of operations entitled “Net losses and loss adjustment expenses” and (iii) all other changes in the fair value of such instruments in the line item caption in the consolidated statement of operations entitled “Net realized and unrealized losses on credit derivatives.” In the consolidated balance sheet, the Company reclassified all credit default swap-related balances previously included in “Unpaid losses and loss adjustment expenses,” and “Reinsurance balances recoverable on unpaid losses” to either “Derivative liabilities” or “Derivative assets,” depending on the net position of the credit default swap contract at each balance sheet date.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

     Certain reclassifications have been made to prior period consolidated financial statement amounts, including that discussed above, to conform to current year presentation. There was no effect on net income or shareholder’s equity as a result of these reclassifications. The following is a summary of reclassifications made to prior period consolidated financial statement amounts to conform to current year presentation:

(U.S. Dollars in thousands)	Quarter ended
	March 31, 2007
	As reported	Reclassifications		As Reclassified

Net premiums earned	$5,268	$(1,197)	(1)	$4,071
Change in fair value of derivatives
Realized gains and losses and other settlements	-	1,197	(1)	1,197
Unrealized gains (losses)	(624)	175	(2)	(449)
Net change in fair value of derivatives	(624)	1,372		748
Net losses and loss adjustment expenses	(464)	175	(2)	(289)
Net loss	(381)	-		(381)

(1) Premiums from CDS contracts
(2) Credit impairment adjustments on CDS contracts

	As of
	December 31, 2007
	As reported	Reclassifications		As Reclassified

Reinsurance balances recoverable on unpaid losses	$1,029,101	$(689,842)	(1)(2)	$339,259
Derivative assets	645,682	689,842	(1)	1,335,524
Other assets	1,811	-		1,811
Total assets	3,086,490	-		3,086,490

Unpaid losses and loss adjustment expenses	1,234,985	(849,525)	(1)	385,460
Derivative liabilities	795,412	849,525	(1)	1,644,937
Total liabilities	3,056,924	-		3,056,924

(1) Credit impairment adjustments on CDS contracts
(2) Reclassification of subrogation recoverable on paid claims

4. Derivative Financial Instruments

     The Company issues CDS contracts and enters into arrangements with other issuers of CDS contracts to assume, all or a portion, of the risks in the CDS contracts they issue (“back-to-back arrangements”), and, in certain cases, which are discussed in more detail below, the Company purchases back-to-back credit protection on all or a portion of the risk from the CDS contracts it issues or assumes. Such back-to-back arrangements are generally structured on a proportional basis. CDS contracts are derivative contracts which offer credit protection relating to a particular security or pools of securities which are specifically referenced in the CDS contract. Under the terms of a CDS contract, the seller of credit protection (the issuer of the CDS contract) makes a specified payment to the buyer of such protection (the CDS contract counterparty) upon the occurrence of one or more credit events specified in the CDS contract with respect to a referenced security or securities. The terms of the CDS contracts issued by the Company generally only require the Company to make a payment upon the occurrence of one or more specified credit events after exhaustion of various levels of subordination or first-loss protection. In addition, pursuant to the terms of the Company’s CDS contracts, the Company is precluded from transferring such contracts to other market participants without the consent of the counterparty.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

     Securities or assets referenced in the Company’s in-force CDS contracts include structured pools of obligations, such as ABS CDOs, collateralized loan obligations (“CLOs”), investment-grade corporate CDOs, CDOs of CDOs and commercial mortgage backed securities (“CMBS”). Such pools were rated as investment-grade at the issuance of the CDS contract.

     The Company’s policy is to hold its CDS contracts to maturity and not to manage such contracts to realize gains or losses from periodic market fluctuations. However, in certain circumstances, the Company may choose to enter into an off-setting position or back-to-back arrangement, terminate or restructure a CDS contract prior to maturity for risk management purposes (for example, upon a deterioration in underlying credit quality or for the purposes of managing rating agency capital requirements). With the exception of two transactions which occurred in 2004 and 2003 there have been no such terminations since the Company’s inception.

     As derivative financial instruments, CDS contracts are required under GAAP to be reported at fair value in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” and measured in accordance with Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), with changes in fair value during the period included in earnings. SFAS 157 specifies a fair value hierarchy based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. This hierarchy requires the use of observable market data when available. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect assumptions about market data based on management’s judgment. In accordance with SFAS 157, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

     Level 1—Quoted prices for identical instruments in active markets.

     Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and valuation drivers are observable in active markets.

     Level 3—Model-derived valuations in which one or more significant inputs or significant value drivers are unobservable.

     The principal drivers of the fair value of the Company’s CDS contracts include: (i) general market credit spreads for the type(s) of assets referenced in CDS contracts, (ii) the specific quality and performance of the actual assets referenced in the contracts, (iii) the amount of subordination in the transaction before liability attaches, (iv) the quality of the asset manager of the transaction, if applicable, (v) other customized structural features of such contracts (e.g. terms, conditions, covenants), (vi) the rating agency capital charge for the transaction, (vii) supply and demand factors, including the volume of new issuance and financial guarantee market penetration, as well as the level of competition in the marketplace, and (viii) the market perception of the Company’s ability to meet its obligations under its CDS contracts which may be implied by the cost of buying credit protection on the Company.

     The fair value of the Company’s in-force portfolio of CDS contracts represents management’s best estimate of the premium that would be required by a market participant to assume the risks in the Company’s in-force credit derivative portfolio as of the measurement date. Fair value is defined as the price at which an asset or a liability could be bought or transferred in a current transaction between willing parties. Fair value is determined based on quoted market prices, if available. Quoted market prices are available only on a limited portion of the Company’s in-force portfolio of CDS contracts. If quoted market prices are not available, fair value is estimated based on the use of valuation techniques involving management’s judgment. In determining the fair value of its CDS contracts, the Company uses various valuation approaches with priority given to observable market prices when they are available. Market prices are generally available for traded securities and market standard CDS contracts but are less available or unavailable for highly-customized CDS contracts. Most of the Company’s CDS contracts are highly customized structured credit derivative transactions that are not traded and do not have observable market prices. Due to the significance of unobservable inputs required to value such CDS contracts, they are considered to be Level 3 under the SFAS 157 fair value hierarchy.

     Typical market CDS contracts are standardized, liquid instruments that reference tradable securities such as corporate bonds that also have observable prices. These market standard CDS contracts also involve collateral posting, and upon a default of the reference bond, can be settled in cash. In contrast, the Company’s CDS contracts do not contain the typical CDS market standard features as described above but have been customized to replicate the Company’s financial guarantee insurance. The Company’s CDS contracts provide protection on specified obligations, such as those described above and, generally contain a deductible or have some form of subordination prior to the attachment of the Company’s liability. The Company is not required to post collateral, and upon default, the Company generally makes payments on a “pay-as-you-go” basis after the subordination in a transaction is exhausted.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

     The Company’s payment obligations after a default vary by deal type. There are three primary types of policy payment requirements:

(i) timely interest and ultimate principal;

(ii) ultimate principal only at final maturity; and

(iii) payments upon settlement of individual collateral losses as they occur upon erosion of deal deductibles or subordination.

     The Company’s CDS contracts are structured to prevent large one-time claims upon an event of default and generally allow for payments over time (i.e. “pay as you go” basis) or at final maturity. Also, the Company’s CDS contracts are generally governed by a single transaction International Swaps and Derivatives Association, Inc. Master Agreement relating only to that particular transaction/contract. There is no requirement for mark-to-market termination payments, under most monoline standard termination provisions, upon the early termination of a guaranteed CDS contract. However, certain of the Company’s CDS contracts have mark-to-market termination payments following the occurrence of events that are in the Company’s control, as well as events that are outside the Company’s control, such as the Company’s insolvency, being placed into receivership or rehabilitation or a regulator taking control of the Company. An additional difference between the Company’s CDS contracts and the typical market standard CDS contracts is that, except in the circumstances noted above, there is no acceleration of the payment to be made under the Company’s CDS contracts unless the Company at its option elects to accelerate. Furthermore, by law, the Company’s guarantees are unconditional and irrevocable, and cannot be transferred to most other capital market participants as they are not licensed to write such business. However, through the purchase of back-to-back credit protection, the risk of loss (but not counterparty risk) on these contracts can be transferred to other financial guarantee insurance and reinsurance companies.

     Historically, there has not been a market for the transfer of such highly structured CDS contracts, in part because of the contractual differences noted above. As a result, the Company believes there are no relevant third party “exit value” market observations for these contracts. If the Company were to effect a transfer of these contracts, it believes the most likely counterparties would be other financial guarantee insurers and reinsurers or other derivative products companies.

     Accordingly, the Company’s estimate of the fair value of its in-force CDS contracts is based on the use of valuation techniques involving management’s judgment in regard to a number of factors, including:

(i) estimates of rates of return which would be required by market participants to assume the risks in the Company’s CDS contracts in the current market environment,

(ii) the amount of subordination in the Company’s CDS contracts before liability attaches that would be required by a market participant in order for it to assume the risks in the Company’s contracts,

(iii) the actual amount of subordination in the Company’s CDS contracts before liability attaches,

(iv) the quality of the specific assets referenced in the Company’s CDS contracts at the measurement date,

(v) the market perception of risk associated with asset classes referenced in the Company’s CDS contracts,

(vi) the remaining average life of the CDS contract,

(vii) credit price indices, published by non-affiliated financial institutions, for the type(s), or similar types, of assets referenced in the Company’s CDS contracts (both in terms of type of assets and their credit rating),

(viii) price discovery resulting from discussions and negotiations with market participants or counterparties to the Company’s CDS contracts to transfer or commute the risks in any of the Company’s CDS contracts, or quotes on the underlying security or securities referenced in the CDS contacts, and

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

(ix) prices of guarantees issued in the Company’s retail market or commutations of contracts the Company has executed in proximity to the measurement date.

     Because it is the Company’s policy to consider all available relevant evidence in forming its best estimate of the fair value of its CDS contracts, as new information becomes available, or existing information becomes more or less available, the Company may consider new or different factors than those listed above and change its estimates in the future.

     The weight ascribed by management to the aforementioned factors in forming its best estimate of the fair value of the Company’s CDS contracts may vary under changing circumstances. In periods prior to July 1, 2007, management principally considered price indices published by non-affiliated financial institutions in forming its best estimate of the fair value of the Company’s CDS contracts. The fair value of the CDS contracts were determined by multiplying the percentage change in the applicable credit price index or indices applicable to the assets referenced in the CDS contracts by the present value of the remaining expected future premiums to be received under the contract. Management concluded that results from this calculation represented a reasonable estimate of the fair value of the Company’s CDS contracts at that time.

     In forming management’s best estimate of the fair value of the Company’s CDS contracts subsequent to June 30, 2007, however, management concluded that limited reliance could be placed on certain price indices because events and conditions in the credit markets associated with subprime mortgage collateral and corporate loans resulted in limited or no transaction activity in many financial instruments since June 30, 2007 (including CDOs of high-grade ABS, CLOs, RMBS, and other CDOs), causing financial institutions which publish the indices that management historically relied upon to estimate the fair value of the Company’s CDS contracts either to refrain from updating such indices or base changes in the indices partly on judgments in regard to estimated price levels and not actual executed trades. In addition, evidence suggested that the limited price information available in the marketplace in regard to such instruments was influenced by trades resulting from margin calls and liquidity issues that are generally not part of the risks associated with the Company’s business model or CDS contracts. As a result of the factors discussed above, the fair value of the Company’s CDS contracts at March 31, 2008 and December 31, 2007 was estimated by management primarily as follows:

  in instances where current market indices were reliable and available, management’s estimate of fair value was based on applying the percentage change in the applicable credit price index or indices applicable to the assets referenced in the CDS contracts by the present value of the remaining expected future premiums to be received under the contract, and in instances where the Company was in substantive discussions with market participants to transfer the risk in specific CDS contracts or was otherwise able to obtain a quote on the underlying security or securities referenced in the CDS contact, management’s estimate of the fair value of such contracts was largely based on the price discovery it obtained from such discussions or quote on the referenced obligations. In substantially all other instances, management’s estimate of the fair value of the Company’s CDS contracts ascribed significant weight to management’s judgments regarding rates of return required by market participants in the current market environment and the amount of subordination required by market participants before their liability would attach under the CDS contracts. Management’s judgment in regard to the appropriate rate of return that would be required by a market participant considered all of the other factors discussed above. Management’s judgment in regard to the amount of subordination required by market participants before the liability would attach under the CDS contracts generally assumed that, in the current market environment at March 31, 2008 and December 31, 2007, to transfer the risk in an existing contract it would need subordination sufficient to qualify for a triple-A rating from Moody’s and S&P. Accordingly, for any contract rated below triple-A by the Company or the rating agencies (which consisted only of CDS contracts which reference ABS CDOs), the estimated fair value was calculated by adding additional subordination sufficient to meet S&P standards for a triple-A rating based on S&P requirements at March 31, 2008 and December 31, 2007, respectively, to the amount of additional premium required to be paid to transfer the risk to achieve the selected rate of return. Such premium was calculated by adjusting the present value of the expected remaining future net cash flows under such contracts (which are comprised of the remaining expected future premiums to be received under the contract, less estimated maintenance expenses and a provision for expected losses that will manifest in the future) to reflect management’s best estimate of the rates of return that would be required by a market participant to assume the risks on such contracts. Should Moody’s or S&P change their requirements in regard to the amount of subordination required to qualify for a triple-A rating, the ratings of obligations the Company guarantees may be downgraded, which would adversely effect the Company’s estimate of the fair value of such CDS contracts which reference such obligations and which could have a material adverse effect on the Company’s financial condition and results of operations.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

     In addition to that discussed above, the Company considers the risk that it will not be able to honor its obligations under its CDS contracts (its “non-performance risk”) as implied by the market price of buying credit protection on XLCA. Consideration of such non-performance risk in the Company’s estimate of the fair value of its CDS contracts was the only change in its valuation methodology caused by the adoption of SFAS 157. The effect of adopting this requirement of SFAS 157 was a reduction in the Company’s derivative liability at March 31, 2008 of approximately $169 million. Present values of the cash flows referred to above were determined using a weighted average discount rate of approximately 15% and 7% at March 31, 2008 and December 31, 2007, respectively. At March 31, 2008 and December 31, 2007, the notional amount outstanding of the Company’s in-force CDS contracts was $63.0 billion ($7.6 billion net of back-to-back protection purchased by the Company) and $65.3 billion ($7.8 billion net of back-to-back protection purchased by the Company), respectively. The remaining weighted average life of such CDS contracts at March 31, 2008 was 10.9 years. In addition, based on such notional amount as of March 31, 2008 and December 31, 2007, approximately 61% and 93%, respectively, of referenced assets underlying such in-force CDS contracts were rated (based on Standard & Poor’s ratings) “AAA”, 20% and 7%, respectively, were rated at or above investment-grade, and 19% and less than 1%, respectively, were rated below investment-grade at such dates, respectively.

     The following table sets forth the Company’s financial assets and liabilities related to derivatives that were accounted for at fair value as of March 31, 2008 by level within the fair value hierarchy of SFAS 157. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

(U.S. dollars in thousands)	Level 1	Level 2	Level 3	Total

Financial assets:

Derivative assets	$-	$-	$1,646,620	$1,646,620

Total assets	$-	$-	$1,646,620	$1,646,620

Financial liabilities:

Derivative liabilities	$-	$-	$1,922,735	$1,922,735

Total liabilities	$-	$-	$1,922,735	$1,922,735

Net derivative liability	$-	$-	$(276,115)	$(276,115)

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

The following table presents the changes in the net derivative asset (liability) balance for the three months ended March 31, 2008.

	Level 3 Financial Assets and Liabilities Accounted for at Fair Value Three Months Ended March 31, 2008

			Other
			Level 3
	CDS	Other	Financial
	Contracts,	Derivatives,	Assets and
	net	net	Liabilities	Total
(U.S. dollars in thousands)

Balance, beginning of period	$(309,414)	$-	$-	$(309,414)
Total realized and unrealized gains/(losses) included in earnings	31,424	-	-	31,424
Purchases, issuances, and settlements	1,875	-	-	1,875
Transfers in and /or out of Level 3	-	-	-	-
Balance, end of period	$(276,115)	$-	$-	$(276,115)

The amount of total gains and losses for the period included in earnings which are attributable to the change in unrealized gains or losses
relating to assets still held at the reporting date	$33,299	$-	$-	$33,299

     The following table provides the components of the income statement line item entitled, “Change in fair value of derivatives” related to CDS contracts for the three months ended March 31, 2008:

(U.S. dollars in thousands)	Realized
	Gains and
	Losses and		Unrealized
	Other		Gains and
	Settlements		Losses
Realized and unrealized gains and losses included in earnings for the period are reported as follows:

Total gains or losses included in earnings for the period	$(1,875)	(1)	$33,299	(2)
Change in unrealized gains or losses relating to the assets still held at
the reporting date	$(1,875)		$33,299

(1)	Includes premiums received and receivable on credit derivatives issued net of premiums paid or payable on purchased contracts.

(2)	Includes losses paid and payable on issued credit derivatives net of losses recovered and recoverable on purchased contracts.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

     The following table provides the components of the income statement line item entitled, “Change in fair value of derivatives” related to CDS contracts for the three months ended March 31, 2008 and 2007:

	For the Three Months Ended
	March 31,
	2008	2007
(U.S. dollars in thousands)
Change in fair value of credit derivatives:
Realized gains and losses and other settlements:

Net credit derivative premiums received and receivable	$(1,875)	$1,197
Net credit derivative losses paid and payable	-	-
Total realized gains and losses and other settlements	(1,875)	1,197

Unrealized gains (losses):
Change in fair value of credit derivatives	33,299	(449)

Net change in fair value of credit derivatives	$31,424	$748

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

5. Recent Accounting Pronouncements

SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts”

     On May 23, 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts.” The new statement clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises,” applies to financial guarantee insurance contracts. This statement, among other things, changes current industry practices with respect to the recognition of premium revenue and claim liabilities. Under this statement, a claim liability on a financial guarantee insurance contract would be recognized when the insurance enterprise expects that a claim loss will exceed the unearned premium revenue (liability) for that contract based on expected cash flows. The discount rate used to measure the claim liability would be based on the risk-free market rate and updated each quarter. Premium revenue recognition, under the statement, will be based on applying a fixed percentage of the premium to the amount of outstanding exposure at each reporting date (referred to as the level-yield approach). In addition, in regard to financial guarantee insurance contracts where premiums are received in installments the statement requires that an insurance enterprise should recognize an asset for the premium receivable and a liability for the unearned premium revenue at inception of a financial guarantee insurance contract and, that such recognition should be based on the following:

  the expected term of the financial guarantee insurance contract if (1) prepayments on the insured financial obligation are probable, (2) the timing and amount of prepayments can be reasonably estimated, and (3) the pool of assets underlying the insured financial obligation are subject to prepayment. Any adjustments for subsequent changes in those prepayment assumptions would be made on a prospective basis. In all other instances, contractual terms would be used, and the discount rate used to measure the premium receivable (asset) and the unearned premium revenue (liability) should be the risk-free rate.

     The statement also requires expanded disclosures about financial guarantee insurance contracts. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities. Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of the statement.

     The Company expects that the initial effect of applying the provisions of the statement will be material to the Company’s financial statements. In particular, the Company expects that implementation of this guidance will cause the Company to de-recognize some or all of its reserves for unallocated losses and loss adjustment expenses and preclude it from providing such reserves in the future (see Note 10).

SFAS No. 157, “Fair Value Measurements”

     In September 2006, the FASB issued SFAS 157 which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is applicable in conjunction with other accounting pronouncements that require or permit fair value measurements, where the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. The Company adopted the provisions of SFAS 157 on January 1, 2008. See Note 4 for disclosure of the effect on our financial position and results of operations of the adoption of SFAS 157 and Note 4 and Note 7 for certain other disclosures required under SFAS 157.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”

     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the Company an irrevocable option to report selected financial assets and liabilities at fair value with changes in fair value recorded in earnings. The option is applied, on a contract-by-contract basis, to an entire contract and not only to specific risks, specific cash flows or other portions of that contract. Upfront costs and fees related to a contract for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 was effective for the Company on January 1, 2008. The Company did not elect to report any financial assets or liabilities at fair value under SFAS 159.

EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards”

     In June 2007, the FASB ratified the consensus reached by the EITF on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF Issue No. 06-11”). EITF Issue No. 06-11 requires that the tax benefit with respect to dividends or dividend equivalents for non-vested restricted shares or restricted share units that are paid to employees be recorded as an increase to additional paid-in-capital. EITF Issue No. 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007, with early adoption permitted. The Company adopted EITF Issue No. 06-11 on January 1, 2008 and it did not have a material effect on the Company’s financial statements.

SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133”

     In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The adoption of SFAS 161 is not expected to have any effect on the Company’s results of operations or financial position.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

6. Net Premiums Earned

	For the Three Months Ended
	March 31,
(U.S. Dollars in thousands)	2008	2007

Gross premiums written	$21,764	$88,298
Change in deferred premium revenue	37,527	(46,253)
Gross premiums earned	59,291	42,045
Reinsurance premiums ceded	(23,826)	(73,228)
Change in prepaid reinsurance premiums	(35,224)	35,254
Ceded premiums earned	(59,050)	(37,974)
Net premiums earned	$241	$4,071

     When an insured obligation is retired early, is called by the issuer or is in substance paid in advance through a refunding accomplished by placing U.S. government securities in escrow, the remaining deferred premium revenue is earned at that time. Net premiums earned include $18.7 million and $0.4 million for the three months ended March 31, 2008 and 2007, respectively, related to such refunded bonds and other accelerations.

7. Investments

     The following table presents the fair value of the Company’s investments at March 31, 2008 based on the fair value hierarchy level of the inputs used to determine the fair value of such investments as prescribed under SFAS 157. See Note 4 for a description of the fair value hierarchy requirements of SFAS 157.

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant Other
	March 31,	Identical Assets	Observable	Unobservable
Assets:	2008	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Debt securities available for sale	$456,072	$32,873	$423,199	$—

     For the three months ended March 31, 2008 the Company had no investments for which fair value was measured under Level 3.

8. Information Concerning Parent and Affiliate Capital Transactions

     On December 28, 2007, the Company received a $130.0 million capital contribution from SCA Holdings US Inc. (SCA US Holdings), an intermediate holding company and wholly owned subsidiary of SCA.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

     Note Payable – Affiliate

     On December 28, 2007, the Company issued a surplus note to XLFA (the “Surplus Note”), as provided for under the insurance regulations of the State of New York. The Surplus Note has a par value or face amount of $75.0 million, bears interest at 10% per annum payable semi-annually on June 30 and December 31 of each year, and matures on December 31, 2017. The Surplus Note was issued at par resulting in net proceeds to the Company of $75.0 million. The proceeds to the Company, or consideration paid by XLFA in exchange for the Surplus Note, was in the form of securities with a fair value of $75.0 million. Principal and interest on the Surplus Note can only be paid with the prior approval of the New York Superintendent whenever, in his judgment, the financial condition of such insurer warrants. Such payments further may be made only out of surplus funds which are available for such payments under the New York Insurance Law.

     Services Agreements with Affiliates

     Substantially all of the Company’s personnel services are provided by XL Financial Administrative Services Inc. (“XLFAS”), an affiliate of the Company. In addition, the Company purchased various services from affiliates of XL Capital prior to the IPO under various agreements and continues to purchase services under new agreements that became effective at the date of the IPO. Such services principally include: (i) information technology support, (ii) reinsurance and retrocessional consulting and management services, and (iii) actuarial, legal, finance, internal audit services and certain investment management services. Since the IPO, the Company and SCA have undertaken to perform certain of the services itself or to outsource such services to other vendors and has accordingly discontinued the purchase of many services from XL Capital. For the three months ended March 31, 2008 and 2007, the Company incurred costs for personnel services, as well as the other services discussed above aggregating $24.7 million and $27.8 million, respectively, which are a component of “Net operating expenses” in the accompanying consolidated statements of operations.

     Reinsurance Agreements and Other Guarantees with Affiliates

     The Company has the following reinsurance agreements with affiliates. Certain of the agreements discussed below may be terminated under certain conditions, as defined in the agreements.

  Effective August 4, 2006, XL Reinsurance America Inc. (“XL RE AM”), an indirect wholly owned subsidiary of XL Capital, indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project financing described in Note 10 (b). In consideration for the aforementioned indemnification the Company is obligated to pay XL RE AM approximately $9.8 million on an installment basis over the life of the aforementioned project financing. As this premium is due irrespective of any early termination of the underlying insurance transaction, the Company recorded a liability of approximately $7.0 million at the effective date of the indemnification (representing the present value of the obligation discounted at 5.0%, which reflects the rate on treasury obligations with a term to maturity commensurate with that of the liability) and a corresponding deferred cost, which are reflected in the accompanying consolidated balance sheets in “Reinsurance premiums payable” and “Prepaid reinsurance premiums”, respectively. For the three months ended March 31, 2008 and 2007, the Company incurred costs under the aforementioned agreements aggregating approximately $0.2 million and $0.2 million, respectively and the balance of the aforementioned liability and deferred cost was $6.0 million at March 31, 2008.

  The Company has a facultative quota share reinsurance treaty (“Treaty”) with XLFA. Under the terms of the this Treaty, XLFA agrees to reinsure up to 75% of the guarantee business written by the Company provided it meets certain specified parameters. Prior to July 1, 2006, XLFA agreed to reinsure up to 90% of the Company’s acceptable risks under the Treaty. In addition, the Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the agreement. In addition, if XLFA in any four year period sustains cumulative losses under the Treaty in excess of $450.0 million, which has occurred as of December 31, 2007, the Company will pay XLFA on a prospective basis, an additional premium with respect to all installment business previously ceded or to be ceded in the future. The additional premium is equal to 25% of installment premiums received subsequent to December 31, 2007. Accordingly, for the three month period ended March 31, 2008, the Company recorded such additional ceded premium to XLFA of approximately $8.6 million.

  Effective May 1, 2004, XL Insurance (Bermuda) Ltd (“XLI”), an indirect wholly owned subsidiary of XL Capital, entered into an agreement with the Company which unconditionally and irrevocably guarantees the Company the full and complete

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

payment when due of all of XLFA’s obligations under its facultative quota share reinsurance agreement with the Company, under which agreement XLFA has assumed business from the Company since December 19, 2000. The par value of business guaranteed by XLI under this agreement was approximately $63.9 billion and $77.5 billion as of March 31, 2008 and December 31, 2007, respectively. The agreement terminated with respect to any new business produced by the Company and ceded to XLFA pursuant to the facultative quota share reinsurance agreement after the effective date of the IPO, but the guarantee remains in effect with respect to cessions under such agreement prior to the IPO.

  Effective November 1, 2002 and as amended and restated as of March 1, 2007, the Company entered into a facultative reinsurance arrangement (the “XL Re Treaty”) with XL RE AM. Under the terms of the XL Re Treaty, XL RE AM agrees to reinsure risks insured by the Company under financial guarantee insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. Such reinsurance was on an automatic basis prior to the effective date of the IPO and is on a facultative basis on and after the effective date of the IPO. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

  The Company provides financial guarantee insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC (“XLAF”),, a wholly owned subsidiary of XL Capital. These investment agreements contain ratings triggers based on the rating of the Company, substantially all of which were triggered upon the Company’s recent downgrades by Moody’s, S&P and Fitch. XLAF may be required to repay or collateralize these investment agreements, and as guarantor of XLAF’s obligations, the Company may be required to repay these amounts should the assets in XLAF’s investment portfolio prove insufficient or should XLAF otherwise fail to perform its obligations thereunder. To date, the Company has not had any claim with respect to these investment agreements. Although XLAF is a wholly-owned subsidiary of XL Capital, XL Capital is not contractually obligated to support XLAF under its obligations under the investment agreements. XL Capital has, however, communicated to the Company and publicly disclosed its intent to settle all such liabilities. As of March 31, 2008 and December 31, 2007, the aggregate face amount of such investment agreements guaranteed by the Company was $80.1 million ($21.8 net of reinsurance to XLFA) and $4.0 billion ($550.5 million net of reinsurance to XLFA), respectively. As of April 25, 2008, the remaining aggregate face amount of such investment agreements and the Company’s gross exposure was $10.9 million ($2.7 million net of reinsurance to XLFA).

  In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of March 31, 2008 and December 31, 2007, the total notional value of such contracts insured was $162.9 million.

  XLI guarantees the obligations of the Company in connection with certain transactions insured by XLCA-UK. As of March 31, 2008 and 2007, the gross par outstanding related to these transactions were approximately $1,118.3 million ($33.8 million net of reinsurance) and $1,049.4 million ($60.1 million net of reinsurance), respectively.

  Effective December 31, 2007, the Company entered into a quota share reinsurance treaty cover (“Retention Cover”) with XLFA. Under the terms of the Retention Cover, XLFA agrees to reinsure up to 50% of the Company’s net retention of the guarantee business in force on December 31, 2007 provided it meets following parameters: (i) municipal obligation bonds, as permitted under New York Insurance Law Section 6904(b)(1)(A); (ii) investment grade obligation of corporations, trusts or other similar entities established under applicable law, under New York Insurance Law Section 6904(b)(1)(D); (iii) investment grade asset-backed securities, trust certificates and trust obligation, as permitted under New York Insurance Law Section 6904(b)(1)(F); and (iv) policies shall exclude any such binder, certificate, contract of insurance or retrocession which has a case reserve associated with it reported on the statutory financial statements of the Company as of March 31, 2008. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement. For the three months ended March 31, 2008, $1.9 million was ceded under the agreement.

  Effective December 31, 2007, the Company entered into an Aggregate Excess of Loss Reinsurance Cover Note (“Cover Note”) with XLFA. Under the terms of the Cover Note, XLFA agrees to reinsure a quota share of the Company’s liabilities in a proportion sufficient to cause the Company’s surplus to policyholders to be equal to the greater of (i) the minimum statutory surplus and (ii) sufficient surplus to be in compliance with statutory aggregate risk limits. As of March 31, 2008 no business was ceded under the Cover Note.

  Effective February 27, 2008, the Company entered into a reinsurance agreement with XLFA which is intended to maintain the Company’s shareholder’s equity, as determined in accordance with GAAP, at a minimum of $10 million.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

Amounts ceded to affiliate reinsurers reflected in the Company’s balance sheet and statement of operations as of and for the three months ended March 31, 2008 are as follows:

(U.S. dollars in thousands)
Statement of Operations
(Unaudited)	For the Three Months Ended
March 31,
2008
Ceded premiums earned	(23,569)
Realized losses on derivatives	-
Unrealized gains on derivatives	253,111
Ceding commission revenue	18,006
Ceded losses and loss adjustment expenses	(30,175)

(U.S. dollars in thousands)
Balance Sheets
(Unaudited)	As of
March 31,
2008
Prepaid reinsurance premiums	661,757
Derivative assets	1,640,786
Reinsurance balances recoverable on unpaid losses	300,500
Deferred ceding commissions, net	89,322
Reinsurance premiums payable	21,660

9. Income Taxes

      The Company is subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The U.S. federal income tax liability is determined in accordance with the principles of the consolidated tax provisions of the Internal Revenue Code and Regulations. The Company has subsidiary and branch operations in certain international jurisdictions that are subject to relevant taxes in those jurisdictions. The Company files a consolidated tax return with SCA US Holdings and its subsidiaries (which consists of the Company and SCA’s other U.S. based subsidiaries). The Company maintains a tax sharing agreement with its subsidiaries, whereby the consolidated income tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the consolidated group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates.

     Management has concluded that future income forecasted to be generated is insufficient to offset net operating loss carry forwards and cause the realization of the deferred tax assets within a reasonable period, thus a valuation allowance has been established against the entire deferred tax assets of the Company at March 31, 2008 and December 31, 2007. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which places primary importance on the Company’s operating results in the most recent three-year period when assessing the need for a valuation allowance. The Company’s cumulative loss in the most recent three-year period represents negative evidence sufficient to require a full valuation allowance under the provisions of SFAS 109. The Company intends to maintain a full valuation allowance for its net deferred tax assets until sufficient positive evidence exists to support reversal of all or a portion of the valuation allowance. Until such time, except for state, local and foreign tax provisions, the Company will have no net deferred tax assets.

     With few exceptions, the Company is no longer subject to tax examinations by tax authorities in the major jurisdictions in which the Company operates for years prior to 2003 in the U.S. and 2002 in the U.K.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

10. Liabilities for Unpaid Losses and Loss Adjustment Expenses

     The Company’s liability for unpaid losses and loss adjustment expenses consists of case basis reserves and unallocated reserves on its in-force guarantees that were issued in the form of insurance. The provision for losses and loss adjustment expenses represents the expense recorded to establish the total reserve (case basis and unallocated reserves) at a level determined by management to be adequate for losses inherent in such in-force business as of the reporting date. Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

	Three Months Ended			Year Ended
	March 31, 2008			December 31, 2007
	Case	Unallocated		Case	Unallocated
	Reserves	Reserves	Total	Reserves	Reserves	Total
(U.S. dollars in thousands)
Gross unpaid losses and loss adjustment
expenses at beginning of year	$304,503	$80,957	$385,460	$83,783	$68,192	$151,975
Reinsurance balances recoverable on unpaid
losses	(266,887)	(72,372)	(339,259)	(82,283)	(61,568)	(143,851)
Net unpaid losses and loss adjustment
expenses at beginning of year	37,616	8,585	46,201	1,500	6,624	8,124
Increase (decrease) in net losses and loss
adjustment expenses incurred in respect of
losses occurring in:
Current year	118	134	252	42,765	1,961	44,726
Prior years	8,115	—	8,115	(672)	—	(672)
Less net losses and loss adjustment expenses
paid	(2,580)	—	(2,580)	(5,977)	—	(5,977)
Net unpaid losses and loss adjustment
expenses at end of period	43,269	8,719	51,988	37,615	8,585	46,201
Reinsurance balances recoverable on unpaid
losses	235,621	74,989	310,610	266,887	72,372	339,259
Gross unpaid losses and loss adjustment
expenses at end of period	$278,890	$83,708	$362,598	$304,503	$80,957	$385,460

Case Basis Reserves for Losses and Loss Adjustment Expenses

     Set forth below is a discussion of certain case basis reserves established by the Company. The Company has been indemnified with respect to loss development relating to the insurance transactions described under “(b)” below by affiliates of XL Capital in connection with SCA’s IPO. As a result of such indemnifications, all adverse loss development on such insurance transactions subsequent to the effective date of the IPO, which is in excess of the Company’s carried reserves for such transactions at the date of the IPO, will be absorbed by the aforementioned affiliates of XL Capital. Such protection does not relieve the Company of its obligations under the aforementioned insurance transactions. Accordingly, the Company is still liable under the insurance transactions in the event that the affiliates of XL Capital do not meet their obligations under the indemnifications. For further information with respect to the indemnifications, see Note 8.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

(a)

During the year ended December 31, 2007, the Company recorded a provision for losses before reinsurance of approximately $214.3 million ($184.6 million after reinsurance), representing the net present value loss expected to be incurred in the future with respect to 6 of its 15 guarantees of obligations supported by HELOC or CES mortgage loan collateral. During the three months ended March 31, 2008, the Company recorded an additional provision for losses before reinsurance of approximately $39.6 million ($60.8 million after reinsurance), on a present value basis, to reflect adverse development on certain of such obligations. This provision includes $2.2 million of accretion relating to the present value discount associated with reserves on the aforementioned obligations which were established in prior to January 1, 2008. The gross loss represents: (i) all claims paid through the measurement date, plus the net present value of claims expected be paid subsequent thereto, less (ii) recoveries received through the measurement date, the net present value of expected recoveries subsequent thereto, and the net present value of installment premiums due by the counterparties to such guarantees subsequent to the measurement date. The total remaining par guaranteed by the Company with respect to these six transactions net of carried case basis reserves, but before reinsurance, aggregated approximately $2.3 billion ($0.4 billion after reinsurance) at March 31, 2008 and $2.4 billion ($0.4 billion after reinsurance) at December 31, 2007. The estimate of losses was based on assumptions and estimates extending over many years into the future. Such estimates are subject to the inherent limitation on management’s ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of losses and loss adjustment expenses will vary, perhaps materially, from any estimate. Among other things, the assumptions could be affected by an increase in unemployment, increase in consumer costs, lower advance rates by lenders or other parties, lower than expected revenues or other external events. The Company’s estimate was determined based on an analysis of results of a cash flow model.

The cash flow model projects expected cash flows from the underlying mortgage notes. The model output is dependent on, and sensitive to, the key input assumptions, including assumptions regarding default rates, prepayment rates and the rate of new draws on the HELOCs. On the HELOC transactions, it also projects expected new collateral to be created by the funding of new HELOC draws. The cash flow from the mortgages is then run through the “waterfall” as set forth in the indenture for each transaction. Claims in respect of principal result when the outstanding principal balance of the mortgages is less than the outstanding principal balance of the insured notes. Recoveries result when cash flow from the mortgages is available for repayment, typically after the insured notes are paid off in full.

The Company based its default assumptions on recent observed default rates and the current pipeline of delinquent loans. The Company generally assumes that the default rates will increase for the next nine months and then ramp down over another nine months, at which point the default rate will stabilize at a rate nearer, but still above, historical default rates. Net losses may be greater if the time it takes the mortgage performance to stabilize is longer.

After the occurrence of a rapid amortization event, the HELOC transactions generally benefit by the funding of the new HELOC draws by a third-party. This benefit will be diminished in the event that the third-party is not legally required, or is unable or unwilling, to fund the draws, or if the lender suspends credit lines under certain circumstances legally permitted.

Through March 31, 2008, the Company has paid claims aggregating $70.7 million on its guarantees of obligations supported by HELOCs mortgage collateral, $58.1 million of which relates to transactions on which we have recognized losses. Through May 8, 2008, we have paid claims aggregating $144.3 million, $126.0 million of which relates to transactions for which we have recognized losses.

(b)

During the year ended December 31, 2004, the Company recorded a provision for losses of approximately $42.1 million, representing the net present value loss expected to be incurred in the future with respect to an insured project financing. The portion of the insured exposure to which this loss related was fully reinsured on a first-loss basis by XLI. During 2005, the Company recorded an additional provision for loss relating to this transaction of $16.7 million ($8.7 million after reinsurance to affiliates of XL Capital), on a present value basis, to reflect certain adverse developments. During 2006, the Company again recorded an additional provision for loss relating to the transaction of $15.2 million, which was fully covered under an indemnification discussed above and in Note 8. The total remaining par insured by the Company in connection with this transaction (net of applicable carried case reserves before reinsurance), which amortizes over the next 11 years, aggregated approximately $204.6 million at March 31, 2008 and $204.6 million at December 31,

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

2007. After the reinsurance indemnity provided by subsidiaries of XL Capital and the $8.7 million net case basis reserve carried on the Company’s books discussed above the Company has no remaining net exposure to this transaction. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

(c)

As of December 31, 2006, the Company carried a case basis reserve of $3.3 million (none of which was reinsured) with respect to an insured residential mortgage securitization. During the three months ended March 31, 2007, the insured obligation was retired as a result of the exercise of a clean-up call by the sponsor of the securitization thereby eliminating the Company’s exposure without loss. Accordingly, the Company recorded a reduction in its provision for losses and loss adjustment expenses in the aforementioned period of $3.3 million resulting from the elimination of the aforementioned reserve.

(d)

During 2007 the Company recorded a provision for losses relating to two insured ABS CDOs of $8.8 million ($8.8 million net of reinsurance). During the three months ended March 31, 2008, the Company recorded an increase in such losses of $0.2 million. The increase represents accretion of interest on the discounted reserve established in 2007. The net present value loss represents: (i) the net present value of anticipated claims expected be paid subsequent to the measurement date, less (ii) the net present value of expected recoveries subsequent to the measurement date, and the net present value of installment premiums due from the counterparties to such guarantees subsequent to the measurement date. There have been no claims made or paid on these transactions to date. The total remaining par insured by the Company in connection with the aforementioned transactions (net of applicable carried case reserves before reinsurance), aggregated approximately $83.9 million at March 31, 2008 and $91.1 million at December 31, 2007. The estimate of loss was based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate if necessary, as new information becomes available.

Unallocated Reserves

     The Company’s net provision for unallocated reserves is a function of applying the initial expected loss ratio to earned premium each period (after exclusion of the effect on earned premium of refunding and full limit losses because no more risk exists on those related policies) and the expected loss emergence pattern. For the three months ended March 31, 2008 and 2007, the Company recorded a net provision for unallocated reserves of $0.1 million and $0.2 million, respectively. The Company’s unallocated loss reserve is established on an undiscounted basis and represents management’s best estimate of losses that the Company will incur in the future as a result of credit deterioration in the Company’s in-force business but which have not yet been specifically identified. As management establishes case basis reserves and pays claims it may, based on its judgment, reduce or increase the ultimate expected loss ratio used to determine unallocated reserves to reflect its best estimate of expected ultimate loss experience. In addition, under the Company’s accounting policy management may, based on its judgment, reduce unallocated reserves in response to significant case basis reserve or paid loss activity. Management would only expect such reductions to occur in limited instances, such as economic events generating significant loss activity across a broad cross-section of the portfolio. Management has not viewed the Company’s case basis reserve or paid loss activity to date to warrant such a reduction of the Company’s unallocated reserves. In addition, while material case basis reserves were established during the three month periods ended December 31, 2007 and March 31, 2008, these reserves were concentrated in certain sectors of its financial guarantee portfolio and were associated with unprecedented credit market events. As such, these events did not alter management’s perspective of the expected loss ratio associated with the remainder of the portfolio and the required level of unallocated reserves.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

11. Exposures under Guarantees

     The Company provides financial guarantee insurance to support public and private borrowing arrangements. Financial guarantee insurance guarantees the timely payment of principal and interest on insured obligations to third party holders of such obligations in the event of default by an issuer. The Company’s potential liability in the event of non-payment by the issuer of an insured obligation represents the aggregate outstanding principal insured under its policies and contracts and related interest payable at the date of default. In addition, the Company provides credit protection on specific assets referenced in its CDS contracts which consist of structured pools of corporate obligations (see Note 4). Under the terms of its CDS contracts, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a referenced obligation. The Company’s potential liability under its CDS contracts represents the notional amount of such swaps that it guarantees.

     As of March 31, 2008 and December 31, 2007, the Company’s net outstanding par exposure under its in-force financial guarantee insurance policies and contracts aggregated to $8.7 billion and $17.6 billion, respectively. In addition, as of March 31, 2008 and December 31, 2007, the Company’s net notional exposure under CDS contracts aggregated to $7.6 billion and $7.8 billion, respectively.

12. Other Matters

(a)

On February 22, 2008 and March 6, 2008, the Company issued notices terminating seven CDS contracts (the “ML CDS Contracts”) with Merrill Lynch International (“MLI”) under which the Company had agreed to make payments to MLI on the occurrence of certain credit events pertaining to particular ABS CDOs referenced in the ML CDS Contracts. The Company issued each of the termination notices on the basis of MLI’s repudiation of certain contractual obligations under each of the ML CDS Contracts. On March 19, 2008, MLI filed a complaint in a New York federal court challenging the effectiveness of the Company’s terminations. On March 31, 2008, the Company filed a counterclaim seeking a judgment from the court that its terminations were effective and an award of damages for MLI’s failure to make certain termination payments under the ML CDS Contracts. On April 18, 2008, MLI filed a motion for summary judgment which the Company will oppose and which is scheduled to be argued to the court on June 3, 2008. The court has also entered a scheduling order under which the case will be ready for trial in September 2008. The notional amount of the ML CDS Contracts at March 31, 2008 and December 31, 2007 aggregated $3.1 billion before the effect of purchased credit derivatives offsetting such exposures ($0.8 billion after such offsetting purchased credit derivatives). During the fourth quarter of 2007, the Company recorded a charge of $180.4 million relating to the ML CDS Contracts which, under the revised financial statement presentation for CDS contracts discussed in Note 3, will be reflected, upon the re-presentation of the Company’s 2007 fourth quarter results, in the “Unrealized gains and losses” component of the “Net change in fair value of credit derivatives” reported in the Company’s statement of operations. For three months ended March 31, 2008, the Company recorded an unrealized gain of $139.7 million relating to the ML CDS Contracts. The change in the fair value of the ML CDS Contracts during the three months ended March 31, 2008 is primarily attributable to the adoption of SFAS 157 which requires that the evaluation of a company’s derivative liabilities reflect its risk of non-performance. This risk is measured by the Company by reference to the cost of buying credit protection on the Company (see Note 4). At March 31, 2008 and December 31, 2007 the Company carried derivative liabilities relating to the ML CDS Contracts aggregating $162.8 million and $721.5 million, respectively, and derivative assets from purchased credit derivatives offsetting such exposures of $122.1 million and $541.1 million, respectively. Also, at March 31, 2008 and December 31, 2007, management’s best estimate of anticipated claims and recoveries on such ML CDS contracts, net of any recoveries anticipated from purchased credit derivatives, was $122.6 million and $120.9 million, respectively. There was no change in anticipated claims and recoveries or recoveries from purchased credit derivatives on the ML CDS Contracts offsetting such exposures during the three months ended March 31, 2008 other than that related to the accretion associated with the present value discount of such anticipated claims and recoveries.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share amounts)

(b)

The Company has insured payment of scheduled debt service on sewer revenue warrants issued by Jefferson County, Alabama (the “County”) in 2002, 2003 and 2004. As of March 31, 2008, the outstanding principal amount of such obligations was $1.2 billion ($51.7 million net of reinsurance). Such warrants are secured on a parity basis with other sewer revenue warrants of the County by a pledge of the net revenues of the County’s sewer system. The aggregate principal amount of warrants outstanding at March 31, 2008, including the Company-insured warrants, was $3.2 billion. The Company-insured warrants include certain variable rate demand warrants in the principal amount of approximately $740.0 million that are owned by various liquidity banks who purchased them when they were tendered and not remarketed. While owned by the liquidity banks, such warrants bear interest at a special bank rate and are subject to redemption in 16 equal quarterly installments of approximately $46 million plus interest. All such interest and principal payments are insured by the Company. The first such principal installment was due April 1, 2008. However, with the consent of the liquidity banks the due date thereof was changed to June 1, 2008, with subsequent installments to occur as originally scheduled on July 1, 2008 and quarterly thereafter. The parties are in discussion to further extend the date for such payments but there is no assurance any such extension will occur. The County’s sewer system is experiencing severe financial difficulties. In a filing dated February 27, 2008 pursuant to SEC Rule 15c2-12, the County stated it can provide no assurance that net revenues from the sewer system will be sufficient to permit the County to meet the interest rate and amortization requirements related to warrants owned by the liquidity banks. The Company may be required to pay claims in the event of a continuing failure to remarket the bonds or a failure to extend the principal installment payments to the liquidity banks referred to above. The Company estimates that the maximum amount of such claims to be approximately $55 million per quarter over the 16-quarter accelerated amortization period, before giving effect to reinsurance. Such amount is before consideration of any recoveries by the Company under its reinsurance arrangements. This estimate is based on the maximum amount of debt service the Company may have to pay under its policies. Actual amounts of claims the Company may be required to pay may differ from such estimates and the differences could be material. Management continues to monitor this exposure and as new information becomes available the Company may be required to establish a provision for loss reserves in the future.

(c)

To reduce long-term operating costs and align resources with its current needs (see Note 2), effective March 31, 2008 the Company reduced its workforce by approximately 60 positions, which consisted primarily of insurance business origination staff. As a result of this workforce reduction the Company recorded a charge of approximately $10.3 million during the three months ended March 31, 2008 for estimated severance payments expected to be made to terminated employees.